SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. )
                                                                       ----
                          Filed by the Registrant                     / X /
                                                                      ----
                                                                       ----
                Filed by a party other than the Registrant            /   /
                                                                      ----
Check the appropriate box:
 ----
/   /    Preliminary Proxy Statement
----
 ----
/   /    Confidential, for Use of the Commission Only (as
----          permitted by Rule 14a-6(e) (2))

 ----
/   /    Definitive Proxy Statement
----
 ----
/ X /    Definitive Additional Materials
----
 ----
/   /    Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----     Sec. 240.14a-12

                  PUTNAM AMERICAN GOVERNMENT INCOME FUND
             (Name of Registrant as Specified In Its Charter)

                (Name of Person(s) Filing Proxy Statement,
                         if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 ----
/ X /    No fee required
----
 ----
/   /    Fee computed on table below per Exchange Act Rule 14a
----          6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

 ----
/   /    Fee paid previously with preliminary materials.
----

 ----
/   /    Check box if any part of the fee is offset as provided
---- by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

             Q & A for Putnam American Government Income Fund


On or about December 29, 1997 a proxy statement was sent to shareholders of Putnam American Government Income Fund asking for their vote on the following matters: (1) electing the fund's Trustees; (2) ratifying the selection of the fund's independent auditors; (3) approving a new management contract between the fund and Putnam Investment Management, Inc. ("Putnam Management"), including an increase in the management fee payable by the fund; (4) approving an amendment to the fund's fundamental investment restriction with respect to borrowing and (5) approving an amendment to the fund's fundamental investment restriction with respect to making loans.

Listed below are questions shareholders are likely to ask and recommended responses.

                                Proposal 1
                           Election of Trustees

What is being proposed?

The Nominating Committee of the Trustees, which consists solely of Trustees who are independent with no financial interest in Putnam Management, recommends that shareholders vote for the election of the nominees for Trustees.

What are the Trustees' responsibilities?

The Trustees are responsible for the general oversight of your fund's business and for assuring that your fund is managed in the best interests of the shareholders.


                                Proposal 2
                           Election of Auditors


Who has selected the independent auditors of the fund?

The Trustees have selected Price Waterhouse LLP as the independent auditors of your fund and shareholders are being asked to ratify the selection for the current year.

What were the reasons for the selection of Price Waterhouse LLP as the independent auditors of the fund?


The Trustees selected Price Waterhouse primarily based on its expertise as auditors of investment companies, the quality of its audit services and the competitiveness of its fees.

                                Proposal 3
                   Approval of a new Management Contract


What is being proposed?

The Trustees of your fund recommend that shareholders approve a new management contract with Putnam Management, which provides for an increase in the management fees payable by the fund to Putnam Management. The proposed contract is identical in all substantive respects to the existing contract, except for changes regarding certain administrative duties that have been divided among various officers of the fund (see "Are there any other proposed changes", below).

What do management fees pay for?

Management fees pay Putnam Management for the services it provides in conducting the day-to-day operations of the fund. These include providing the personnel, equipment, and office facilities necessary for the management of the fund's investment portfolio, determining the fund's daily net asset value, maintaining the accounts and records of the fund, preparing reports to shareholders, compliance with regulatory requirements, and general administration of the fund's affairs.

Why did Putnam Management recommend a new management fee schedule to the Trustees?

In recent years, Putnam Management has noted a general increase in the complexity of the investment process and in the competition for talented investment personnel. Putnam Management recommended the new management fee schedule to help ensure that Putnam Management receives fees for its services that are competitive with fees paid to high-quality investment managers by other mutual funds. Putnam Management believes that maintaining competitive management fees will, over the longer term, enable it to continue to provide high-quality management services to your fund and to the other funds in the Putnam group. Putnam Management also notes that your fund's current management fee schedule has never been increased and is lower than the fees paid to managers of many competitive funds.

How did your fund's Trustees arrive at the proposed management fee?

Several years ago, the Trustees undertook a comprehensive review of the management fees paid by the Putnam funds. This review was conducted largely through the Contract Committee of the Trustees, which consists solely of independent Trustees who have no financial interest in Putnam Management. As a result of this review, the Trustees and Putnam Management reached agreement on a system of model fee schedules for the various types of funds in the Putnam group. These model fee schedules have now been implemented for most of the Putnam funds. The proposed new fee schedule for the fund is identical to that which has been implemented for many other Putnam funds.

The Trustees and Putnam Management also reached a general understanding that these model fee schedules should be implemented for a particular fund only following consideration of the fund's comparative investment performance and expense levels. After reviewing comparative data on competitive funds in recent years and noting, among other things, the fund's strong relative performance, the Trustees concluded that it would be appropriate to implement a model fee schedule for your fund at this time.

What factors did the Trustees consider?

The Trustees placed primary emphasis upon the nature and quality of the services being provided by Putnam Management, including, in particular, the strong relative investment performance of the fund in recent years. In this regard, the Trustees also considered the relative complexity of managing the fund, and a comparison of recent management fees and other expenses paid by the fund with those of similar funds managed by other investment advisers.

The Trustees also considered, among other things, information provided by Putnam Management regarding the profitability of its current and proposed management fee arrangements with the fund (without regard to costs incurred by Putnam Management and its affiliates in connection with the marketing of shares), the benefits to Putnam Management and its affiliates resulting from the fact that affiliates of Putnam Management currently serve as shareholder servicing agent, distributor, and custodian for each of the Putnam funds pursuant to separate contractual arrangements, and Putnam Management's placing of portfolio transactions to recognize research and brokerage services.

How has the fund performed?

The proxy that was sent to you contains performance information for the fund. The proxy also contains tabular comparisons of the fund's performance to that of an appropriate securities index and to similar funds.

What is the effect of the new management fee schedule?

At all asset levels of the fund, the proposed management fee would be higher than the fee under the existing contract.

For example, under the new management contract, the fund would pay 0.65% of the first $500 million in assets as opposed to 0.60% of the first $500 million under the existing contract. In addition, the fund would pay 0.55% of the next $500 million under the new contract, whereas under the existing contract the fund would pay 0.50% of the next $1 billion. For a complete list of the proposed and existing management fees, please refer to your proxy.

Based on average net assets of the fund for the fiscal year ended September 30, 1997 of approximately $1.693 billion the effective annual management fee rate under the proposed fee schedule would be 0.553% as compared to 0.521% under the existing schedule.
This represents an increase of approximately $0.03 in annual expenses for each $100 invested in the fund. The new management fee schedule, like the old, provides for lower management fee rates as the fund's assets increase.

For its fiscal year ended September 30, 1997, the fund paid management fees to Putnam Management of $8,812,467. If the proposed new management contract had been in effect for the year, the fund would have paid fees of $9,367,426, which is an increase of approximately 6.3%.

Are there any other proposed changes?

The only other substantive changes in the new management contract relate to the payment by the fund of the compensation and related expenses of certain officers of the fund.

The existing contract requires the fund to reimburse Putnam Management for the compensation and related expenses of the fund's Vice Chairman and such other officers of the fund and their assistants as the Trustees of the fund may determine.
Since January 1, 1992, the administrative duties previously performed by the office of Vice Chairman have been divided among various other officers of the fund. As a result, the new contract provides for the payment by the fund of the compensation and related expenses of such officers of the fund and their assistants as the Trustees may determine. The new contract will not result in an increase in the amount the fund reimburses Putnam Management.

                                Proposal 4
                Amending the fund's fundamental investment
                   restriction with respect to borrowing


What are the Trustees proposing?

The Trustees are recommending that the fund's fundamental investment restriction with respect to borrowing be revised to reflect the standard restriction expected to be used by other Putnam funds and to grant the fund the maximum flexibility permitted by the Investment Company Act of 1940, as amended (the "1940 Act"). Under the 1940 Act, the fund may borrow up to 33 1/3% of its total assets.

If the proposed change is approved, the fund will be able to borrow up to the 1940 Act limit. The fund will no longer be restricted to borrowing only for redemption requests or for extraordinary or emergency purposes, and would not be limited to borrowing only from banks. The new restriction would not prohibit the fund from borrowing for leveraging purposes, although Putnam Management currently has no intention of borrowing for such purposes. If the fund were to borrow money for the purposes of leverage, its net assets would tend to increase or decrease at a greater rate with market changes than if leverage were not used.

The proposed revisions would permit the fund to participate in a proposed " interfund lending program," (see proposal 5 below) which would allow the fund to borrow from other Putnam funds.

As stated above, the fund may currently borrow money only from banks. The fund would be able to borrow money under the interfund lending program only if the rate on the loan is more favorable to the fund than the interest rates otherwise available for short-term bank loans, in addition to being more favorable to the lending fund than available repurchase agreement rates. Putnam Management believes that the ability to engage in such borrowing transactions will allow the fund to pay lower interest rates on its borrowings. The fund could, in certain circumstances, have its loan recalled by a lending fund on one day's notice. In these circumstances, the fund might have to borrow from a bank at a higher interest rate if loans were not available from other Putnam funds.

The interfund lending program would be implemented only upon receipt of an exemptive order of the Securities and Exchange
Commission.


Putnam Management believes that this enhanced flexibility could assist the fund in achieving its investment objective.
In circumstances in which the fund's available cash is not sufficient to meet, among other things, shareholder redemptions, Putnam Management believes that it may be advantageous at times for the fund to borrow money instead of raising cash by selling its portfolio securities, which could be disruptive to the fund's investment strategy.

                                Proposal 5

                Amending the fund's fundamental investment
                 restriction with respect to making loans

What are the Trustees proposing?

The Trustees are recommending that the fund's fundamental investment restriction with respect to making loans be revised to reflect the standard restriction expected to be used by other
Putnam funds and to clarify that the fund is permitted to

participate in the proposed interfund lending program described in Proposal 4.

If the proposal is approved, the fund would be able to participate in an interfund lending program and make loans to other Putnam funds.
As stated in Proposal 4, the fund would only make loans under the program if it could receive an interest rate higher than those available for repurchase agreements. There is a risk that the fund could experience a delay in obtaining prompt repayment of a loan and, unlike repurchase agreements, the fund would not necessarily have received collateral for its loan. A delay in obtaining prompt payment could cause the fund to miss an investment opportunity or to incur costs to borrow money to replace the delayed payment.

s:\proxy\working\solicit\A10Q&A